Exhibit 10.1
SETTLEMENT AGREEMENT
This Settlement Agreement is made and entered into this eighth day of November, 2019, by and among Defendants KEMET Corporation and KEMET Electronics (together, “KEMET”) and Plaintiffs Chip-Tech, Ltd., Dependable Component Supply Corp., eIQ Energy, Inc., and Walker Component Group, Inc. (together, the “Direct Purchaser Plaintiffs” or “Plaintiffs”), who have filed suit as representatives of a certified Class of similarly situated direct purchasers of aluminum, tantalum, and film capacitors (“Capacitors”), as defined below, in the class action In re Capacitors Antitrust Litigation, Master Docket No. 14-cv-3264-JD, MDL No. 2801, currently pending before the Honorable James Donato in the United States District Court for the Northern District of California. Plaintiffs enter into this Settlement Agreement both individually and on behalf of the direct purchaser Class. This Settlement Agreement is intended by the Settling Parties (defined below) to fully, finally, and forever resolve, discharge, and settle the Released Claims (defined below), upon and subject to the terms and conditions hereof.
WHEREAS, Direct Purchaser Plaintiffs are prosecuting the Action (defined below) on their own behalf and on behalf of the Class (defined below) against KEMET and other Defendants and alleged co‑conspirators;
WHEREAS, the Class alleges, among other things, that KEMET participated in an unlawful conspiracy to fix prices of Capacitors in violation of Section 1 of the Sherman Act, 15 U.S.C. § 1;
WHEREAS, KEMET has denied and continues to deny each and all of the Class’s claims and allegations of wrongdoing; has not conceded or admitted any liability in this Action, or that it violated any duty owed to the Direct Purchaser Plaintiffs or the direct purchaser Class; has denied and continues to deny all claims of liability against it arising out of any of the conduct, statements, acts or omissions alleged in the Action; and further denies the allegations that Direct Purchaser Plaintiffs or any member of the Class (defined below) was harmed by any conduct by KEMET alleged in the Action or otherwise;
WHEREAS, the Class and Defendants (defined below) have engaged in extensive discovery regarding the facts pertaining to the Class’s claims and Defendants’ defenses;
WHEREAS, the Class and KEMET agree that neither this Settlement Agreement nor any statement made in the negotiation thereof shall be deemed or construed to be an admission or evidence of any violation of any statute or law or of any liability or wrongdoing by KEMET or of the truth of any of the claims or allegations alleged in the Action;
WHEREAS, the Class has thoroughly analyzed the facts and the law regarding the Action and have concluded that a settlement with KEMET at this time according to the terms set forth below is fair, adequate and reasonable, and in the best interest of Direct Purchaser Plaintiffs and the Class;
WHEREAS, KEMET has concluded, despite its belief that it is not liable for the claims asserted against it in the Action and that it has strong defenses thereto, that it will enter into this Settlement Agreement to avoid further expense, inconvenience, and the distraction of burdensome and protracted litigation, and thereby to put to rest this controversy with respect to the Class and avoid the risks inherent in complex litigation;
WHEREAS, this Settlement Agreement resolves the Class’s claims in this Action only with respect to U.S. Purchases of Capacitors;
WHEREAS, this Settlement Agreement is not intended to and does not supersede, limit, modify, or in any other way affect the earlier separate and finally approved July 15, 2016 Settlement Agreement resolving the claims in the Action of the Direct Purchaser Plaintiffs and the Settlement Class, certified by the Court in its January 27, 2017 Order, against the then-independent entities TOKIN Corporation (f/k/a NEC TOKIN Corporation) and TOKIN America, Inc. (f/k/a NEC TOKIN America, Inc.), both of which entities are now wholly-owned subsidiaries of KEMET; and

WHEREAS, arm’s-length settlement negotiations have taken place between Class Counsel and KEMET, and through mediation conducted by the Hon. Vaughn R. Walker (ret.), and this Settlement Agreement, which together with the Escrow Agreement (defined below), embodies all of the terms and conditions of the settlement between KEMET and Direct Purchaser Plaintiffs, both individually and on behalf of the Class, has been reached as a result of the parties’ negotiations (subject to the approval of the Court) as provided herein;
NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and among the Settling Parties, by and through their undersigned attorneys of record, in consideration of the covenants, agreements, and releases set forth herein and for other good and valuable consideration, that the Action be finally and fully settled, compromised, and dismissed on the merits and with prejudice as to KEMET, without costs as the Class, or KEMET, upon and subject to the approval of the Court, following notice to the Class, on the following terms and conditions:
Definitions
The following terms, as used in this Settlement Agreement, shall have the following meanings:
a.“Action” means the direct purchaser individual and representative action captioned In re Capacitors Antitrust Litigation, Master Docket No. 14-cv-3264-JD, MDL No. 2801, pending in the United States District Court for the Northern District of California.
b.“Affiliates” means entities controlling, controlled by or under common control with another entity.
c.“Authorized Claimant” means any member of the Class who, in accordance with the terms of this Settlement Agreement, submits a timely claim that is accepted by the Claims Administrator and approved by the Court in accordance with the applicable distribution plan or order of the Court requiring distribution to the Class.

d.“Capacitors” means aluminum, tantalum or film capacitors, as they have been defined in the Consolidated Third Amended Class Action Complaint and Complaint of Flextronics International USA, Inc. filed on September 6, 2017.
e.“Claims Administrator” means that entity engaged by the Class to administer the settlement, including but not limited to disseminating notice, receiving claims and disbursing the Settlement Fund.
f.“Class” means the certified class of direct purchasers as defined in the Order Granting DPPs’ Motion for Approval of Plan for Notice of Pendency of Class Action, ECF No. 493 (entered February 28, 2019) in the Action, as follows:
All persons (including individuals, companies, or other entities) that purchased Capacitors (including through controlled subsidiaries, agents, affiliates, or joint ventures) directly from any of the Defendants, their subsidiaries, agents, affiliates, or joint ventures from January 1, 2002 to December 31, 2013 (the “Class Period”), and such persons are: (a) inside the United States and were billed or invoiced for capacitors by one or more Defendants during the Class Period (i.e., where capacitors were “billed to” persons within the United States); or (b) outside the United States and were billed or invoiced for capacitors by one or more Defendants during the Class Period, where such capacitors were imported into the United States by one or more Defendants (i.e., where the capacitors were “billed to” persons outside the United States but “shipped to” persons within the United States).

Excluded from the Class are: (1) Defendants (and their subsidiaries, agents, and affiliates); (2) shareholders holding more than 10% equity interest in Defendants; (3) each member of the Class that timely requests exclusion by “opting out”; (4) governmental entities; and (5) the judges and chambers staff in this case, including their immediate families.
g.“Class Counsel” refers to the Joseph Saveri Law Firm, Inc.
h.“Class Member” means a person that falls within the definition of the Class and that has not timely and validly excluded itself from the Class in accordance with the procedures established by the Court.
i.“Class Period” means the period from and including January 1, 2002 up to and including December 31, 2013.
j.“Class Representatives” refers to Plaintiffs Chip-Tech, Ltd., Dependable Component Supply Corp., eIQ Energy, Inc., and Walker Component Group, Inc.

k.“Court” or “District Court” means the United States District Court for the Northern District of California.
l.“Defendants” means Panasonic Corporation; Panasonic Corporation of North America; SANYO Electric Co., Ltd.; SANYO North America Corporation; TOKIN Corporation (f/k/a NEC TOKIN Corporation); TOKIN America, Inc. (f/k/a NEC TOKIN America, Inc.); KEMET Corporation; KEMET Electronics Corporation; Nippon Chemi-Con Corporation; United Chemi-Con, Inc.; Hitachi Chemical Co., Ltd.; Hitachi AIC Inc.; Hitachi Chemical Co. America, Ltd.; Fujitsu Ltd.; Nichicon Corporation; Nichicon (America) Corporation; AVX Corporation; Rubycon Corporation; Rubycon America Inc.; ELNA Co., Ltd.; ELNA America Inc.; Matsuo Electric Co., Ltd.; TOSHIN KOGYO Co., Ltd.; Holy Stone Enterprise Co., Ltd.; Milestone Global Technology, Inc. (D/B/A HolyStone International); Vishay Polytech Co., Ltd.; ROHM Co., Ltd.; ROHM Semiconductor U.S.A., LLC; Okaya Electric Industries Co., Ltd.; Okaya Electric America Inc.; Taitsu Corporation; Taitsu America, Inc.; Shinyei Kaisha; Shinyei Technology Co., Ltd.; Shinyei Capacitor Co., Ltd.; Shinyei Corporation of America, Inc.; Nitsuko Electronics Corporation; Nissei Electric Co., Ltd.; Soshin Electric Co., Ltd.; Soshin Electronics of America, Inc.; and Shizuki Electric Co., Ltd..
m.“Effective Date” means the first date after which all of the following events and conditions have been met or have occurred:

i.	All Settling Parties have executed this Settlement Agreement;
ii.The Court has entered an order granting final approval of this Settlement Agreement under Federal Rule of Civil Procedure 23(e) and entered Final Judgment (defined below) dismissing this Action with prejudice as to KEMET; and
iii.    The time for appeal or to seek permission to appeal from the Court’s approval of this Settlement Agreement and entry of Final Judgment as to KEMET has expired, or, if appealed, the Court’s approval of this Agreement and the Final Judgment as to KEMET have been affirmed in their entirety by the court to which such appeal has been taken and such affirmance has become no longer subject to further appeal or review; provided, however, a modification or reversal on appeal of any amount of Class Counsel’s fees or expenses awarded by the Court from the Settlement Fund or any plan of allocation or distribution of the Settlement Fund shall not be deemed a modification of all or part of the terms of this Settlement Agreement or the Final Judgment. Neither the provisions of Rule 60 of the Federal Rules of Civil Procedure nor the All Writs Act, 28 U.S.C. § 1651, shall be taken into account in determining the above-stated times.

n.    “Escrow Account” means that escrow account to be established with a bank or trust company pursuant to the terms and conditions of the Escrow Agreement.
o.    “Escrow Agent” means the bank or trust company that agrees to establish and maintain the Escrow Account pursuant to the terms of the Escrow Agreement.
p.    “Escrow Agreement” means an escrow agreement in a form mutually satisfactory to the Class and KEMET.
q.    “Final Judgment” means a final order approving the Settlement Agreement under Federal Rule of Civil Procedure 23(e) and dismissing the Action and all claims therein against KEMET with prejudice as to the Class.
r.    “Person” means an individual or an entity.
s.    “Released Claims” means those claims released pursuant to Paragraphs 11 to 16 of this Settlement Agreement.
t.    “Releasees” refers to KEMET and to all of its respective past and present, direct and indirect, subsidiaries, joint ventures, and Affiliates; the predecessors, successors, and assigns of any of the above; and each and all of the present and former principals, partners, officers, directors, employees, representatives, insurers, attorneys, shareholders, heirs, executors, administrators, agents, and assigns of each of the foregoing. Each of the Releasees shall have the full benefits of this Settlement Agreement, including, without limitation, those benefits set forth in Paragraphs 11 to 16 of this Settlement Agreement, even though the specific corporate name of each of the Releasees is not set forth herein.
u.    “Releasors” refers to each of Direct Purchaser Plaintiffs and the members of the Class, and to their respective past and present officers, directors, employees, agents, shareholders, attorneys, servants, representatives, parent companies, subsidiaries, Affiliates, partners, insurers, receivers, and bankruptcy trustees and the predecessors, successors, heirs, executives, administrators, and assigns of any of the foregoing.
v.    “Settlement Agreement” means this agreement, made and entered into on November 5, 2019.
w.    “Settlement Amount” means the sum of Sixty-Two Million Dollars ($62,000,000) payable in lawful money of the United States as set forth in Paragraph 17 below.
x.    “Settlement Fund” means the Settlement Amount and any interest earned on that amount.
y.    “Settling Parties” means, collectively, Direct Purchaser Plaintiffs, on behalf of themselves and the Class, and KEMET.
z.    “U.S. Purchases” shall mean purchases of Capacitors directly from all Defendants other than a Defendant adjudicated not to have participated in a conspiracy as alleged in the Action and other than a Defendant voluntarily dismissed from the Action on the basis of insufficient evidence that the dismissed Defendant participated in a conspiracy as alleged in the Action, where the Capacitors were shipped to a location within the United States or the related invoices were sent to a location in the United States.
Approval of this Settlement Agreement and Dismissal of Claims
1.Best Efforts to Effectuate this Settlement. The Class and KEMET shall use their best efforts to effectuate this Settlement Agreement, and shall cooperate in the Class’s efforts to promptly seek and obtain the Court’s preliminary and final approval of this

Settlement Agreement and to secure the prompt, complete, and final dismissal with prejudice of the Action as to KEMET.
2.Motion for Preliminary Approval and Notice to Class. At a time to be determined by Class Counsel, but no later than fourteen (14) calendar days after the execution of this Settlement Agreement, the Class shall submit this Settlement Agreement to the Court with a Motion for Preliminary Approval, requesting entry of an order in form and substance mutually satisfactory to the Class and KEMET preliminarily approving the settlement, authorizing dissemination of notice to the Class, and scheduling a hearing for final approval of the settlement. Additionally, Plaintiffs may seek an award of attorneys’ fees, reimbursement of costs, and incentive awards to Class Representatives.
3.The Preliminary Approval Motion shall include the proposed form of, method for, and timetable for dissemination of notice to the Class and shall recite and ask the Court to find that the proposed form of and method for dissemination of the notice to the Class constitutes valid, due and sufficient notice to the Class, constitutes the best notice practicable under the circumstances, and complies fully with the requirements of Federal Rule of Civil Procedure 23. Notice to the Class will include notice based on a class list developed by Class Counsel and notice by mail or email with all expenses paid from the Settlement Fund.
4.Class Counsel may, to the extent practicable and to the extent consistent with this Settlement Agreement, seek to combine dissemination of notice of this Settlement Agreement with notice of other settlement agreements reached with other Defendants to reduce the expense of notice. The text of the joint notice shall be agreed upon by Plaintiffs and KEMET before submission of the notice to the Court for approval.
5.At least two (2) business days prior to the filing of any motions or other papers in connection with this Settlement Agreement, including without limitation, the Preliminary Approval Motion and the Motion for Final Approval of the Settlement, Class Counsel will send a draft of these papers to counsel for KEMET. The text of any proposed form of order preliminarily or finally approving the Settlement shall be agreed upon by Plaintiffs and KEMET before it is submitted to the Court.
6.Claims Administrator. The Class shall retain a Claims Administrator, which shall be responsible for the claims administration process, distribution to the Class, withholding and paying applicable taxes, and other duties as provided herein. The fees and expenses of the Claims Administrator shall be paid exclusively out of the Settlement Fund. In no event shall KEMET be separately responsible or liable for any fees or expenses of the Claims Administrator.
7.Motion for Final Approval and Entry of Final Judgment. Not less than thirty-five (35) calendar days prior to the date set by the Court to consider whether this Settlement should be finally approved, Plaintiffs shall submit, and KEMET shall not object to, a Motion for Final Approval of the Settlement by the Court, seeking the following:

a.
Fully and finally approving this Settlement Agreement and its terms as being a fair, reasonable, and adequate settlement as to the Class within the meaning of Rule 23(e) of the Federal Rules of Civil Procedure and directing its consummation according to its terms and conditions;

b.
Finding that the notice given to the Class constitutes the best notice practicable under the circumstances and complies in all respects with the due, adequate and sufficient notice requirements of Federal Rule of Civil Procedure 23, and meets the requirements of due process;

c.	Directing that, as to KEMET, the Action be dismissed with prejudice and, except as provided for in this Settlement Agreement, without costs;

d.	Discharging and releasing the Releasees from the Released Claims;

e.	Permanently barring and enjoining the institution and prosecution, by any member of the Class that has not previously opted out, of any other action against the Releasees based on the Released Claims;

f.
Reserving continuing and exclusive jurisdiction over the settlement and this Settlement Agreement, including all future proceedings concerning the administration, interpretation, consummation, and enforcement of this settlement, to this United States District Court of the Northern District of California; and

g.	Finding under Federal Rule of Civil Procedure 54(b) that there is no just reason for delay and directing that the judgment of dismissal as to KEMET shall be final and entered forthwith
No later than two (2) business days after the Court fully and finally approves this Settlement Agreement and its terms, Plaintiffs shall seek entry of Final Judgment as to KEMET.
8.Stay Order. Upon the execution of this Settlement Agreement, the Action shall be stayed as against KEMET. Should the Action be tried against any of the Defendants that remain in the Action, the parties specifically agree that any findings therein shall not be binding on or admissible in evidence against KEMET or prejudice KEMET in any way in any future proceeding involving KEMET.
9.Upon the date that the Court enters an order preliminarily approving the Settlement Agreement, Direct Purchaser Plaintiffs and every member of the Class shall be barred and enjoined from commencing, instituting or continuing to prosecute any action or any proceeding in any court of law or equity, arbitration tribunal, administrative forum or other forum of any kind based on the Released Claims.
10.Nothing in this Settlement Agreement shall prohibit the Class or Class Counsel from continuing to participate in discovery in the Action against Defendants or third parties other than KEMET.
Release and Discharge
11.Released Claims. In addition to the effect of the Final Judgment entered in accordance with this Settlement Agreement, upon the occurrence of the Effective Date and in consideration of payment of the Settlement Amount specified in Paragraph 17 of this Settlement Agreement, the Releasees shall be completely released, acquitted, and forever discharged from any and all manner of claims, demands, rights, actions, suits, and causes of action, whether class, individual, or otherwise in nature, damages whenever incurred, liabilities of any nature whatsoever, including costs, expenses, penalties, injuries, and attorneys’ fees that Releasors, or any one of them, whether directly, representatively, derivatively, or in any other capacity, ever had, now have, or hereafter can, shall, or may have against the Releasees, whether known or unknown, relating in any way to the conduct by Releasees alleged in the Action and any joint and several liability arising from the conduct of any of the Defendants in the Action prior to the Effective Date arising under or relating to any federal or state antitrust laws, unfair competition, unfair practices or trade practice laws, civil conspiracy, or common law or statutory fraud claims, whether such claims are known or unknown, suspected or unsuspected, asserted or unasserted, foreseen or unforeseen, actual or contingent, liquidated or unliquidated, regardless of legal theory and regardless of the type or amount of relief or damages claimed, including any claims arising out of, resulting from, or in any way related to any conduct regardless of where it occurred at any time prior to December 31, 2013, concerning the purchase, pricing, selling, discounting, marketing, manufacturing or distributing of Capacitors in the United States or its territories or for delivery in the United States or its territories. The Released Claims also include, but are not limited to, all claims asserted or which could have been asserted in the Action relating to or arising out of the facts, occurrences, transactions, statements, or other matters alleged in the Action including, but not limited to, claims arising under federal or state antitrust, unfair competition, unfair practices, price discrimination, unitary pricing, trade practice, or civil conspiracy law, including without limitation the Sherman Act, 15 U.S.C. § 1 et seq., but only to the extent they concern the purchase, pricing, selling, invoicing, discounting, marketing, manufacturing and/or distributing of Capacitors in the United States and its territories or for delivery in the United States and its territories. The Released Claims do not include any claim for any product defect, breach of warranty, breach of contract, claim under the Uniform Commercial Code or claim for personal or bodily injury.
12.Covenant Not to Sue. Releasors shall not, after the Effective Date of this Settlement Agreement, sue or otherwise seek to establish liability against KEMET or any of the Releasees based, in whole or in part, upon any of the Released Claims or conduct at issue in the Released Claims. Releasors and Class Counsel acknowledge that they and KEMET each consider it to be a material term of this Settlement Agreement that all Releasors will be bound by the provisions of this paragraph.
13.Upon the acceptance by the Claims Administrator and approval by the Court of a claim timely submitted by an Authorized Claimant, KEMET waives and relinquishes as against each such Authorized Claimant any rights that it might otherwise have pursuant to arbitration agreements, forum selection clauses, or jury waiver clauses with respect to the Released Claims.
14.Waiver of California Civil Code § 1542 and Similar Laws. The Releasors acknowledge that for the consideration received hereunder, it is their intention to release, and they are releasing all Released Claims, whether known or unknown. In furtherance of this intention, the Releasors expressly waive and relinquish, to the fullest extent permitted by law, any rights or benefits conferred by the provisions of California Civil Code Section 1542 (“Section 1542”) and similar statutes or common law principles in other states. The Releasors acknowledge that they have been advised by Class Counsel of the contents and effects of California Civil Code Section 1542, which provides:
A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that if known by him or her, would have materially affected his or her settlement with the debtor or released party.
15.The provisions of the Release set forth above in Paragraph 11 shall apply according to their terms, regardless of provisions of Section 1542 or any equivalent, similar, or comparable present or future law or principle of law of any jurisdiction. The Releasors may hereafter discover facts other than or different from those that they know or believe to be true with respect to the subject matter of the Released Claims, but the Releasors hereby expressly waive and fully, finally, and forever relinquish any and all rights and benefits existing under (i) Section 1542 or any equivalent, similar, or comparable present or future law or principle of law of any jurisdiction and (ii) any law or principle of law of any jurisdiction that would limit or restrict the effect or scope of the provisions of the release and covenant not to sue set forth in Paragraphs 11 and 12.
16.Claims Excluded from Release. Nothing in this Settlement Agreement is intended to limit, reduce or affect whatever rights any member of the Class may have to seek damages or other relief in the Action or elsewhere from any person or entity other than KEMET or any Releasee, as that term is defined herein, to the fullest extent allowed by law. This Settlement Agreement does not settle or compromise any claim by any member of the Class asserted in the Action against any Defendant other than KEMET. KEMET’s sales to the Class shall not be removed from the Action for purposes of the Class asserting joint and several liability or any derivative liability against any Defendants that remain in the Action.
Settlement Consideration: Payment
17.Settlement Payment. Subject to the provisions hereof, and in full, complete, and final settlement of the Action as provided herein, KEMET shall pay $10,000,000 into the Escrow Account within thirty (30) calendar days of execution of this Settlement Agreement. KEMET shall pay the balance of the Settlement Amount, $52,000,000, within twelve (12) months after execution of this Settlement Agreement.
18.Notice, Fees, and Costs. Upon the Court’s order granting the Preliminary Approval Motion, $200,000 of the Settlement Fund shall be immediately available for reimbursement of costs, fees, and expenses related to providing notice to the Class. For purposes of clarification, such costs, fees, and expenses related to providing notice to the Class shall be paid exclusively from the Settlement Fund.
19.No Additional Payments by KEMET. Under no circumstances will KEMET be required to pay more or less than the Settlement Amount stated in this Settlement Agreement and the settlement set forth herein

20.No Other Discovery. From and after the date this agreement is fully executed, neither KEMET nor the Class shall file motions against the other or initiate or participate in any discovery, motion, or proceeding directly adverse to the other in connection with the Action, except as specifically provided for herein. KEMET and the Class shall not be obligated to respond or supplement prior responses to formal discovery that has been previously propounded by the other in the Action.
Settlement Fund
21.Each Class member shall look solely to the Settlement Fund for settlement and satisfaction, as provided herein, of all claims released by the Releasors pursuant to Paragraphs 11 to 16 herein. Except as provided by order of the Court upon finally approving and giving effect to the Settlement Agreement, no Class member shall have any interest in the Settlement Fund or any portion thereof.
22.Before the Effective Date, disbursements for expenses associated with providing notice of the settlement to the Class, expenses associated with administering the settlement, and any payments and expenses incurred in connection with taxation matters relating to the settlement and this Settlement Agreement may be made from the Settlement Fund. In the event the Settlement Agreement is disapproved, rescinded, or the Effective Date does not occur, such amounts shall be refunded to KEMET.
23.All payments into the Escrow Account shall, when made, be invested in instruments secured by the full faith and credit of the United States and any interest earned thereon shall become part of the Settlement Fund. Such portions of the Settlement Fund as may reasonably be needed to pay current expenses associated with providing notice to the Class and administering the Settlement Fund may be paid from the Escrow Account.
24.No Liability for Distribution of Settlement Fund. Except as provided in Paragraph 18, neither KEMET nor its counsel shall have any responsibility for, interest in, financial obligation for, or liability whatsoever with respect to the investment, distribution, use, or administration of the Settlement Fund, including, but not limited to, the costs and expenses of such investment, distribution, or administration. KEMET and its counsel shall likewise have no responsibility for, interest in, financial obligation for, or liability whatsoever with respect to the allocation or distribution of the Settlement Fund and shall not be responsible or otherwise liable for any disputes relating to the amount, allocation, or distribution of any fees, costs, or awards. Further, after making the payments described in Paragraph 17 of this Settlement Agreement, KEMET shall not be liable for any additional payments to the Class or Class Counsel pursuant to this Settlement Agreement.
25.Distribution of Net Settlement Fund. After the Effective Date, the Settlement Fund shall be distributed in accordance with a distribution plan that Class Counsel shall submit at the appropriate time for approval by the Court.
26.Attorneys’ Fees. Class Counsel may, in its sole discretion, seek an award of Attorneys’ Fees, reimbursement of costs, and incentive awards to Class Representatives at the time of filing the Preliminary Approval Motion or at the time notice is disseminated to the Class.
27.The procedure for, and the allowance or disallowance by the Court of, any application by Class Counsel for attorneys’ fees and expenses are not part of the Settlement, and are to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness and adequacy of the Settlement. Any order or proceeding relating to any application for, or approval of, attorneys’ fees and expenses, the pendency of any such application, or any appeal or review of an order relating thereto or reversal or modification thereof, shall not operate to terminate or cancel this Settlement Agreement, or affect or delay the finality of the Judgment.
28.Class Counsel shall have sole authority to determine the allocation of attorneys’ fees awarded by the Court. KEMET shall have no responsibility for, and no liability whatsoever with respect to, the division of attorneys’ fees and expenses among Class Counsel, and any negotiation or dispute among Class Counsel in that regard shall not operate to terminate or cancel this Settlement Agreement, or affect or delay the finality of the Judgment. KEMET shall have no responsibility for, and no liability whatsoever with respect to, any payment(s) to Class Counsel or to any other counsel representing any Direct Purchaser Plaintiff or any member of the Class or to any other Person who may assert some claim thereto or any fee and expense award that the Court may make in this Action, other than as set forth in this Settlement Agreement.
29.Direct Purchaser Plaintiffs and Class Counsel and any other counsel representing any Direct Purchaser Plaintiff or the member of the Class shall be reimbursed and paid solely out of the Settlement Fund for all costs, fees and expenses including, but not limited to, attorneys’ fees; past, current, or future litigation expenses (including, but not limited to, experts’ and consultants’ fees and expenses); the costs of giving notice of this settlement to the Class; and any incentive awards to the Class Representatives, subject to application to and approval of the Court.
30.Disbursement of such fees, costs, and expenses, as ordered by the Court, shall not be delayed by reason of any appeal of the Final Judgment; provided, however, if the Court’s award of fees, costs, and expenses is vacated, reversed, or reduced on or as a result of an appeal, Class Counsel shall within ten (10) business days after receiving written notice from the Court of such vacatur, reversal, or reduction, make a refund to the Escrow Account in the amount of such vacatur, reversal, or reduction with interest, and further provided that if Plaintiffs or KEMET elect to rescind the Settlement Agreement pursuant to Paragraphs 33 and 34 below, Class Counsel shall within ten (10) business days after giving notice to or receiving notice from KEMET of such rescission, make a refund to the Escrow Account in the amount of any such fees, costs, and expenses with interest, if any. The interest rate applicable to any refund made to the Escrow Account pursuant to this paragraph shall be the same interest rate earned by the Settlement Fund, if any, during the period between the payment of approved attorneys’ fees, costs, and expenses and any such refund.

Disbursement of the Settlement Fund
31.The Settlement Fund shall be disbursed as follows, or as otherwise ordered by the Court.

a.	Prior to entry of Final Judgment:

i.
Any fees and expenses incurred in administering the Escrow Account and the Settlement Fund shall be paid from the Settlement Fund. The costs of settlement notice and administration of the Settlement Agreement and Settlement Fund shall be paid by the Escrow Agent to the Claims Administrator with notice of such payments provided to counsel for the Settling Parties;

ii.
Disbursements for the payment of any taxes (including any estimated taxes, interest or penalties) due, as a result of income earned by the Settlement Fund, shall be made promptly by the Escrow Agent with notice of such disbursements provided to counsel for the Settling Parties;

iii.
As provided in Paragraph 18, an amount of cash, not to exceed $200,000, shall be made available to Class Counsel out of the Settlement Fund for purposes of defraying the actual cost of settlement notice and related administrative costs;

b.	After entry of Final Judgment:

i.
The attorneys’ fees and litigation expenses approved by the Court may be distributed to Class Counsel from the Settlement Fund within five (5) business days of an order approving attorneys’ fees and expenses. Class Counsel may withdraw from the Settlement Fund and allocate amongst counsel for the Direct Purchaser Plaintiffs or the Class any fees and expenses so awarded to them by the Court; provided, however, that in the event that the order(s) approving the fee and expense award is reversed or modified on appeal, Paragraph 30 shall control;

ii.
Additional fees or expenses incurred in connection with the administration of the Escrow Account and the Settlement Fund, including the fees and expenses incurred as part of notice and claims administration, shall be paid from the Settlement Fund by the Escrow Agent with notice of such disbursements provided to counsel for the Settling parties;

iii.
Disbursements for the payment of any taxes (including any estimated taxes, interest or penalties) due as a result of income earned by the Settlement Fund shall be made promptly by the Escrow Agent with notice of such disbursements provided to counsel for the Settling Parties;

c.	After the Effective Date:

i.
Any incentive awards awarded by the Court for services rendered to the Class by Class Representatives as set forth in the proposed notice forms ordered by the Court may be distributed to Class Representatives from the Settlement Fund after the Effective Date of the Settlement; and

ii.
The balance of the Settlement Fund after the payment of attorneys’ fees, costs and expenses, taxes, incentive awards, costs of notice and administration of the Settlement and Settlement Fund, may be distributed to Authorized Claimants in accordance with the plan of allocation or distribution approved by the Court.

32.Balance Remaining in Settlement Fund. In the event monies remain as residue in the Settlement Fund following all distribution efforts approved by the Court (whether by reason of tax refunds, uncashed checks or otherwise), Class Counsel shall move the Court for an order disposing of all such funds, including additional possible distributions to approved Class claimants. In the event that the cost of distributing such residual funds exceeds the reasonable value of distributing such residual funds to class members, Class Counsel may propose cy pres distribution to be approved by the Court.
Rescission of the Settlement Agreement
33.If the Court declines to approve this Settlement Agreement, or if such approval is materially modified or set aside on appeal, or if the Court does not enter the Final Judgment as provided in Paragraph 7, or if the Court enters the Final Judgment and order and appellate review is sought and, as a result of such review, the Effective Date does not occur, then KEMET and the Plaintiffs shall each, in their respective sole discretion, have the option to rescind this Settlement Agreement in its entirety by providing written notice to the undersigned counsel, by personal delivery, facsimile, or by overnight courier within ten (10) business days of the Court’s order declining to approve this Settlement Agreement, or a Court order materially modifying the terms of the of settlement or setting it aside on appeal, or a Court order declining to enter Final Judgment, or an order on appeal that fails to affirm Final Judgment. A modification or reversal on appeal of any amount of Class Counsel’s fees and expenses awarded by the Court from the Settlement Fund or any plan of allocation or distribution of the Settlement Fund shall not be deemed a modification of all or part of this Settlement Agreement or the Final Judgment.
34.Upon notice of rescission as provided in Paragraphs 33 or 44 of this Settlement Agreement, any and all amounts constituting the Settlement Fund (including, but not limited to, any fees, costs, and/or expenses advanced to Class Counsel pursuant to Paragraph 18 above) shall be returned forthwith to KEMET, except for any disbursements made or incurred in accordance with Paragraphs 18 and 31.a.iii of this Settlement Agreement. In such event, the Escrow Agent shall disburse the Settlement Fund to KEMET in accordance with this paragraph within fifteen (15) business days after receipt of either (i) written notice signed by counsel for KEMET and Class Counsel stating that this Settlement Agreement has been canceled or terminated, or (ii) any order of the Court so directing. If the Settlement Agreement is rescinded, canceled, or terminated pursuant to Paragraph 33, any obligations pursuant to this Settlement Agreement (other than disbursement of the Settlement Fund to KEMET as set forth above) shall cease immediately.
35.Use of Agreement as Evidence. The Settling Parties agree that this Settlement Agreement, whether or not it shall become final, and any and all negotiations, documents, and discussions associated with it, shall be governed by Federal Rule of Evidence 408 and shall not be deemed or construed to be an admission or evidence of any violation of any statute or law or of any liability or wrongdoing by KEMET or of the truth of any of the claims or allegations made in the Action, and evidence thereof shall not be admissible or used directly or indirectly in any way in the Action or in any other action or proceeding, except an action to enforce or interpret the terms of the Settlement Agreement. The parties expressly reserve all of their rights if the settlement does not become final in accordance with the terms of this Settlement Agreement.
Taxes
36.Class Counsel shall be solely responsible for directing the Claims Administrator to file all informational and other tax returns necessary to report any taxable and/or net taxable income earned by the Settlement Fund. Further, Class Counsel shall be solely responsible for directing the Escrow Agent to take out of the Settlement Fund, as and when legally required, any tax payments, including interest and penalties due on income earned by the Settlement Fund. KEMET shall have no responsibility to make any filings relating to the Settlement Fund and shall have no responsibility to pay tax on any income earned by the Settlement Fund or to pay any taxes on the Settlement Fund unless the settlement is not consummated and the Settlement Fund is returned to KEMET. Other than as specifically set forth herein, KEMET shall have no responsibility for the payment of taxes or tax expenses. If, for any reason, for any period of time, KEMET is required to pay taxes on income earned by the Escrow Account, the Escrow Agent shall, upon written instructions from KEMET with notice to Class Counsel, timely pay to KEMET sufficient funds to enable it to pay all state or federal taxes on income earned by the Escrow Account.
37.For the purpose of § 468B of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, the “Administrator” of the Escrow Account shall be the Claims Administrator, who shall timely and properly file or cause to be filed on a timely basis, all tax returns necessary or advisable with respect to the Escrow Account (including without limitation all income tax returns, all informational returns, and all returns described in Treas. Reg. § 1.468B-2(1)).
38.The parties to this Settlement Agreement and their counsel shall treat, and shall cause the Claims Administrator to treat, the Escrow Account as being at all times a

“qualified settlement fund” within the meaning of Treas. Reg.§ 1.468B-1. The parties, their counsel, the Claims Administrator, and the Escrow Agent agree that they will not ask the Court to take any action inconsistent with the treatment of the Escrow Account in such manner. In addition, the Claims Administrator and, as required, the parties shall timely make such elections as necessary or advisable to carry out the provisions of this paragraph, including the “relation-back election” (as defined in Treas. Reg. § 1.468B-l(i)) back to the earliest permitted date. Such elections shall be made in compliance with the procedures and requirements contained in such regulations. It shall be the responsibility of the Claims Administrator timely and properly to prepare and deliver the necessary documentation for signature by all necessary parties and thereafter to cause the appropriate filing to occur. All provisions of this Settlement Agreement shall be interpreted in a manner that is consistent with the Escrow Account being a “qualified settlement fund” within the meaning of Treas. Reg. § 1.468B-1. Interest earned by the Settlement Fund (less any tax imposed upon such interest) shall be for the benefit of the Class, less reasonable attorneys’ fees and expenses approved by the Court (and any interest awarded thereon), any Court-approved awards to Plaintiffs, and payment of any and all administrative expenses associated with the Action or the Settlement.
Miscellaneous
39.Direct Purchaser Plaintiffs and the Class expressly warrant that, in entering into the Settlement, they have relied solely upon their own knowledge and investigation, and not upon any promise, representation, warranty, or other statement by KEMET not expressly contained in this Settlement Agreement.
40.The agreed-upon procedures and requirements regarding Class members’ rights and options, including filing objections in connection with and/or appearing at the final approval hearing, are intended to ensure the efficient administration of justice and the orderly presentation of any Class members’ objections to the Settlement Agreement, in accordance with such Class member’s due process rights. The Settling Parties will request that the Order granting the Preliminary Approval Motion further provide that objectors that fail to properly or timely file their objections, along with the required information and documentation set forth above, or to serve them as provided above, shall not be heard during the Final Approval Hearing, nor shall their objections be considered by the Court.
41.Headings. The headings used in this Settlement Agreement are intended for the convenience of the reader only and shall not affect the meaning or interpretation of this Settlement Agreement.
42.No Party Deemed To Be the Drafter. None of the parties hereto shall be deemed to be the drafter of this Settlement Agreement or any provision hereof for the purpose of any statue, case law, or rule of interpretation or construction that would or might cause any provision to be construed against the drafter hereof.
43.Entire Agreement. This Settlement Agreement constitutes the entire completed agreement among Plaintiffs and KEMET pertaining to the settlement of the Action against KEMET. This Settlement Agreement may be modified or amended only by a writing executed by Class Counsel and KEMET.
44.With the exception of Paragraphs 11 to 16 of this Settlement Agreement, if any one or more of the provisions of this Settlement Agreement shall for any reason be held to be illegal, invalid or unenforceable in any respect, such illegality, invalidity or unenforceability shall not affect any other provision if KEMET’s counsel and Class Counsel mutually agree to proceed as if such illegal, invalid, or unenforceable provision had never been included in the Settlement Agreement. If any portion or all of Paragraphs 11 to 16 of this Settlement Agreement shall for any reason be held to be illegal, invalid or unenforceable in any respect, Plaintiffs and KEMET shall each, in their sole discretion, have the option to rescind this Settlement Agreement in its entirety by ten (10) business days written notice to the undersigned counsel, by personal delivery, facsimile, or by overnight courier.

45.Choice of Law. All terms of this Settlement Agreement shall be governed and interpreted according to the substantive laws of the State of California without regard to its choice of law or conflict of laws principles.
46.Consent to Jurisdiction. The Court retains exclusive jurisdiction over all matters relating to the implementation and enforcement of the Settlement Agreement. The Settling Parties hereby irrevocably submit to the exclusive and continuing jurisdiction of the Court for any suit, action, proceeding or dispute arising out of or related to this Settlement Agreement or the applicability or interpretation of this Settlement Agreement, including without limitation any suit, action, proceeding or dispute relating to the Released Claims and Paragraphs 11 to 16 of this Settlement Agreement.
47.Execution in Counterparts. This Settlement Agreement may be executed in counterparts by counsel for Plaintiffs and KEMET, and a PDF signature shall be deemed an original signature for purposes of executing this Settlement Agreement and so executed shall constitute one agreement.
48.Notification of State Officials. KEMET shall notify federal and state officials of this settlement as specified in 28 U.S.C. §§ 1715(a) & (b).
49.Binding Effect. This Settlement Agreement shall be binding upon, and inure to the benefit or, the successors and assigns of the parties hereto. Without limiting the generality of the foregoing, each and every covenant and agreement herein by Direct Purchaser Plaintiffs and Class Counsel shall be binding upon all Class members.
50.Authorization to Enter Settlement Agreement. Each of the undersigned attorneys represents that he or she is fully authorized to conduct settlement negotiations and to enter into the terms and conditions of, and to execute, this Settlement Agreement on behalf of his or her respective clients, subject to Court approval.
51.Confidentiality of Settlement Negotiations. Class counsel shall keep strictly confidential and not disclose to any third party, including specifically any counsel representing any other current or former party to the Action, any non-public information regarding the Settling Parties’ negotiation of this settlement or the Settlement Agreement, except that the Settling Parties may file under seal any documents concerning this Settlement or the negotiation of the Settlement Agreement in connection with a motion or proceeding to enforce or contest the terms of this Settlement Agreement. For the sake of clarity, information contained within this Settlement Agreement shall be considered public, and KEMET may issue a press release regarding execution of the Settlement Agreement and the amount paid in connection with the Settlement Agreement.
52.Notices. Any notice or other communication required or permitted to be delivered to any party under this Settlement Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by two means of delivery (either by hand, by registered mail, by courier or express delivery service, by electronic mail, or by facsimile) to the address, electronic mail address, or facsimile telephone number set forth beneath the name of such party below (or to such other address, electronic mail address, facsimile number or telephone number as such party shall have specified in a written notice given to the other parties):

If to Class Counsel:	Joseph R. Saveri
Joseph Saveri Law Firm, Inc.
601 California Street, Suite 1000 San
Francisco, CA 94108
tel. 415-500-6800
fax. 415-395-9940
jsaveri@saverilawfirm.com

If to KEMET:	Roxane A. Polidora
Jacob R. Sorensen
Pillsbury Winthrop Shaw Pittman LLP
Four Embarcadero Center, 22nd Floor
San Francisco, CA 94111
tel. 415-983-1000
fax. 415-983-1200
roxane.polidora@pillsburylaw.com
jake.sorensen@pillsburylaw.com

IN WITNESS WHEREOF, the parties hereto, through their fully authorized representatives, have agreed to this Settlement Agreement as of the date first herein written above.

By: _______________________________ Joseph R. Saveri Joseph Saveri Law Firm, Inc. 601 California Street, Suite 1000 San Francisco, CA 94108 Class Counsel for Direct Purchaser Plaintiffs
By: ________________________________

Roxane A. Polidora
Jacob R. Sorensen
Pillsbury Winthrop Shaw Pittman LLP
Four Embarcadero Center, 22nd Floor
San Francisco, CA 94111

Counsel for
KEMET Corporation and
KEMET Electronics Corporation